Exhibit 10.5

Housing lease contract

Lessor: Yan Aiqin

ID No.:                                 (Hereinafter referred to as Party A)

Lessee: Jiangsu HUHU Electromechanical Technology Co.,Ltd.

ID No.:                                 (Hereinafter referred to as Party B)

Intermediary:_____________ broker:_______________________

According to the Civil Code of the People’s Republic of China, the Urban Real Estate Administration Law of the People’s Republic of China and other relevant laws and regulations. On the basis of equality, voluntary and consensus, Party A and Party B reach the following agreement regarding the lease of the following houses:

Article 1 Basic information of the housing:

Party A’s premises (hereinafter referred to as the premises) are located in this city Room 1302 , Unit 1, Building 17, Yuquan Community, Zuoling New City The house rent to Party B, the building facilities are: ☐ TV ☐ refrigerator ☐ washing machine ☐ shower furniture:water__Tons,electricity__Degree, gas__square.

Article 2 Lease term: The lease term is limited from the date 2023/12/22-2024/12/21 . Upon expiration of the lease term, this Contract shall be terminated and Party B shall return the premises to Party A. If Party B requests to continue the lease, it shall apply to Party A one month in advance. Both parties may sign a new lease contract after renegotiating the rent and term.

Article 3 Rent / Payment: The use of the house is for living, and the monthly rent is RMB 1600 yuan. The rent shall be paid by wire transfer;

Both parties agree on a down payment of 3 months and a deposit of 1 6 0 0 yuan. Later, the settlement will be made every 3 months. The next rent shall be paid within_____days in advance, and the deposit remains unchanged. When signing the contract, Party B shall pay the agent service fee RMB 800 yuan to the agent, Party A shall pay the agent service fee____________yuan to the agent.

Article 4 Basic fee: During the lease term of the premises, Party B shall pay the other fee, if any, see the supplementary items), and party B shall bear the liability for breach of contract of overdue payment.

Article 5 Rental deposit: Deposit will be saved at Party A. Deposit shall be returned to Party B in a lump sum without interest after deducting the expenses incurred by Party B during the lease term, including the rent, damage and shortage of articles in the room, etc.

Article 6 Responsibilities of Party A:

① Party A shall guarantee the normal use of the premises facilities. During the lease term, if the equipment is naturally damaged, Party A shall repair the equipment; if the equipment is artificially damaged, Party B shall repair or compensate for the loss;

② During the lease term, Party A shall not recover the premises without any reason or raise the rent unilaterally, otherwise it shall be regarded as breach of contract.

Article 7 Responsibilities of Party B:

① Party B must abide by all the rules and regulations in the local temporary residence area, Apply for various relevant certificates, pay water, electricity, gas and other fees on time;

② Without the consent of Party A, Party B shall not sublet the room to others without permission;

③ At the termination of this Contract, It shall check, check and hand over the facilities provided by Party A, In case of any damage or shortage, Compensation for value or as appropriate;

④ If Party B causes improper use, Damage the premises and other facilities, Should be responsible for repairing the original state or giving economic compensation;

⑤ During the rental period of Party B, safety and protection work should be done well. In case of fire, gas poisoning, theft, and has nothing to do with Party A and the agent;

⑥ Party B shall not engage in illegal activities in the leased premises;

⑦ During the lease term, Party B is the actual manager of the premises. All the safety accidents occurring in the premises shall be borne by Party B, and has nothing to do with Party A. Party A shall not be liable for any personal injury caused to Party B and his fellow residents, improper use of water and electricity, falling in the room.

⑧ If Party B uses the premises to engage in 15 days, Party A shall have the right to take back the premises immediately and unconditionally.

Article 8 default processing: both Party A and Party B during the contract period, shall not default. The defaulting party shall pay one month rent as compensation for breach. In case of special reasons, both parties can negotiate, if party B delay paying the rent accumulated more than 10 days or party B owes expenses more than 500 yuan, party A may notify party B to terminate the contract, and shall have the right to ask party B to compensate for the loss. (In addition: the housing tax shall be jointly negotiated by both parties.)

	Water 0660152082	balance 0	deposit RMB 1600.
Article 9 Supplementary Provisions	Electric charge 4206832249088	balance 0	rent RMB 1600*3=4800
	Gas	balance 0	total RMB 6400.

Article 10 intermediary obligations: Once commissioned by both parties, the agent is responsible for actively finding suitable properties or clients for both parties and facilitating a successful lease. Upon the completion of the transaction between Party A and Party B, the agent’s responsibilities are considered fulfilled once the agent’s fee is collected. If a dispute arises between Party A and Party B during the lease period, the agent may intervene to mediate the dispute. If mediation fails, the parties may apply for mediation with the People’s Mediation Committee, and if that also fails, they may file a lawsuit with the local People’s Court.

Article 11: Matters not covered herein shall be supplemented by both parties through negotiation in accordance with the relevant provisions of the Civil Code of the People’s Republic of China The provisions shall have the same legal effect as this Contract.

Article 12: If this Agreement cannot be fully performed due to force majeure reasons such as flood, earthquake, demolition, or changes in laws and regulations, and government policies, party A, Party B and the agent shall not bear the liability for breach of contract. The rent is calculated according to the actual lease time, with more refund and less compensation.

Article 13: This contract is made in triplicate, with each party holding one copy and one copy for the record. Each copy shall have the same legal effect.

Party A:

/s/ Yan Aiqin

Party B:

/s/ Jiangsu HUHU Electromechanical Technology Co.,Ltd

date of signing: 2023 / 12 / 20